Exhibit 99.2

PRESS RELEASE

WASTE SERVICES ANNOUNCES
SALE OF JACKSONVILLE OPERATIONS
BURLINGTON, Ontario, February 26, 2008, PRNewswire — FirstCall — Waste Services, Inc. (Nasdaq: WSII) today announced that it had signed a definitive agreement for the sale of its Jacksonville, Florida area hauling and materials recycling operations and construction and demolition debris landfill to Advanced Disposal Services, Inc. for $57.5 million. The company will retain ownership of the Jacksonville materials recycling and hauling facilities and lease them to the purchaser. The transaction is subject to lender approvals and customary closing conditions and is expected to close in early March. The company will use $42.5 million of the proceeds to reduce its term loans and apply the remainder to other operational needs.
David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated “Our strategy in Florida is to operate as an integrated service provider and, because of the location of the Jacksonville operations, we are unable to economically internalize waste into the JED landfill. This transaction reflects the intrinsic value of our operations and our ability to rationalize those pieces that may not fit our long term strategy. Even though the Jacksonville operation contributed seven million dollars in EBITDA last year, completing this transaction will both strengthen the company’s balance sheet and finance more attractive opportunities that will increase volumes into owned disposal facilities.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Edwin D. Johnson
Executive Vice President and
     Chief Financial Officer
Waste Services, Inc.
561-237-3400